SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): March 3, 2005


                             PROUROCARE MEDICAL INC.
               (Exact Name of Registrant as Specified in Charter)


            Nevada                       333-103781              20-1212923
(State or Other Jurisdiction of   (Commission File Number)     (IRS Employer
        Incorporation)                                    Identification Number)


      One Carlson Parkway, Suite 124
            Plymouth, Minnesota                                    55447
 (Address of Principal Executive Offices)                       (Zip Code)


       Registrant's telephone number, including area code: (952) 476-9093


          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 1.01   ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS

         On March 3, 2005 ProUroCare Medical, Inc.'s Board of Directors realigned the duties of our Chairman, Maurice R. Taylor, and our President and Chief Executive Officer, Michael P. Grossman. Consistent with these duties, the Board named Mr. Taylor as our new Chief Executive Officer, and named Mr. Grossman as Chief Operating Officer. Mr. Taylor retains the title of chairman and Mr. Grossman retains the title of President. In recognition of these changes, we entered into new employment agreements with Mr. Taylor and Mr. Grossman.

         Each of these agreements provides for a minimum annual salary, potential cash incentive payments, and options to purchase shares of common stock that vest over time. The agreement with Mr. Taylor provides for an annual salary of $190,000, and Mr. Grossman's agreement provides for an annual salary of $175,000. These agreements also provide that, upon termination without cause (or a change of employment that the employee elects to treat as a termination of employment), the employee will receive as severance six months of base salary plus four months of base salary for each year of service (up to a maximum of 24 months of base salary), plus the prorated average of any bonus or incentive compensation paid over the previous two years. Additionally, all unvested stock options then held by the employee will immediately vest with a one-year period for exercise. Mr. Taylor's and Mr. Grossman's agreements have terms that continue until December 31, 2006 and January 31, 2007, respectively.

         Under each of the above-referenced employment agreements, in the event of a change in control resulting in a termination of employment, change of location, or decrease in the level of responsibility of the executive (any of which occur within two years of a change in control), we shall compensate the executive as if he were terminated without cause, as described above.

ITEM 5.02(b)  DEPARTURE OF PRINCIPAL OFFICERS

         See item 1.01 regarding the replacement of Mr. Grossman as Chief Executive Officer with Mr. Taylor.

ITEM 5.02(c)  APPOINTMENT OF NEW OFFICERS

         See item 1.01 regarding the replacement of Mr. Grossman as Chief Executive Officer with Mr. Taylor, and the naming of Mr. Grossman as Chief Operating Officer.

         MAURICE R. TAYLOR, II, is a Minneapolis entrepreneur, and has served as the Chairman of the Board of ProUroCare Inc. since its inception in 1999, and as its Chief Executive Officer until February 2004. Upon the merger of ProUroCare Inc. with a subsidiary of the registrant, Mr. Taylor was appointed to serve as the Company's Chairman of the Board. In March 2005 he was reappointed as the Company's Chief Executive Officer.

         Mr. Taylor was the founder of Chronimed Inc. ("Chronimed"), and has been involved in several healthcare and medical-technology companies. He served as Chairman and Chief Executive Officer of Chronimed from April 1985 until March 1999, at which point he joined its diagnostic division in a spin-off venture which became known as MEDgenesis. Mr. Taylor held such positions with Chronimed and MEDgenesis until the sale of MEDgenesis to the British company Medisys PLC. Mr. Taylor is also Chairman of Clinical Network and CHdiagnostics, LLC, a diabetes market product-development company. He serves as a director and is the former Chairman of the Scripps Whittier Institute for Diabetes which, through collaborations, is believed to be the largest diabetes research group in the world. Mr. Taylor was the recipient of the Inc. Magazine "Entrepreneur of the Year Award for Healthcare" in 1994.


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         MICHAEL P. GROSSMAN has extensive experience in the financial services and advisory industry, including more than 14 years in the area of new business start-ups and economic development. From 1995 to 2003 he served as Vice President of the Minnesota Cooperation Office ("MCO"), a privately funded business-development company created to identify and assist in the formation of high-growth, innovative companies and provide support for their future growth. Mr. Grossman, in his capacity as an officer of the MCO, provided four primary services to client companies and entrepreneurs: evaluation of proposed products and their market potential; development of a comprehensive five-year business plan; assistance in assembling a management team and/or board of directors; and assistance with locating appropriate financing. In this role, Mr. Grossman identified and helped ten client companies with these issues and thereby played a key role in helping to start/launch these companies. In some instances, Mr. Grossman served on the board of directors of the client companies and in most all cases provided ongoing assistance to the companies for a period of three to five years. Prior to 1995 he held senior positions at Tricon Capital Corporation, Ehlers and Associates, Inc., and corporate and public finance positions at Piper Jaffray & Hopwood, and Dain Bosworth. Mr. Grossman has a B.A. in Economics from Carleton College and an M.B.A. from the University of Minnesota.

         CERTAIN RELATIONSHIPS. ProUroCare Inc., our wholly owned subsidiary, was initially founded by shareholders of Clinical Network Inc. ("Clinical Network") in August 1999. Clinical Network was originally established in 1990 for the purpose of pursuing treatments for stress urinary incontinence in women. Maurice R. Taylor is a principal shareholder and controlling person of Clinical Network and Clinical Network, L.L.C. (a limited liability company affiliated with Clinical Network) which together beneficially own 282,000 shares of our common stock.


ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

     10.1     Employment Agreement with Maurice R. Taylor, Dated March 4, 2005

     10.2     Employment Agreement with Michael P. Grossman, Dated March 4, 2005


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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       PROUROCARE MEDICAL INC

Date:  March 8, 2005                   By: /s/ Maurice R. Taylor
                                           -------------------------
                                           Maurice R. Taylor,
                                           Chairman and Chief Executive Officer



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